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                                                                    Exhibit 23.1



We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated April 17, 1999, except for the June 1999 stock split described in Note 2, as to which the date is June 8, 1999 and the reverse stock split described in Note 2, as to which the date is June 29, 1999, in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-78109) and related Prospectus of Hoover's, Inc. to be filed on or about July 14, 1999 for the registration of 3,737,500 shares of its common stock.


                                       /s/ Ernst & Young LLP


Austin, TX
July 13, 1999